Exhibit 99.1

-FOR IMMEDIATE RELEASE-	Investor Contact: Martie Edmunds Zakas
MAY 1, 2007	Sr. Vice President - Strategic Planning & Investor Relations
770-206-4237
mzakas@muellerwp.com

Media Contact: Katrina Blauvelt
Director - Corporate Communications & Public Affairs
770-206-4240
kblauvelt@muellerwp.com

MUELLER WATER PRODUCTS REPORTS REVENUE AND OPERATING INCOME GROWTH IN SECOND QUARTER OF FISCAL 2007

(ATLANTA)  — Mueller Water Products, Inc. (NYSE: MWA, MWA.B) today reported earnings of $17.9 million, or $0.16 per diluted share for its second quarter ended March 31, 2007, compared with a loss of $1.8 million, or $0.02 per diluted share, in the same period last year. Prior year results included certain acquisition and plant closure costs totaling $18.7 million or $12.9 million, net of taxes.

Second Quarter 2007 Highlights:

•                  Consolidated net sales for the second quarter were $459.7 million, up 5.7 percent or $24.8 million compared to $434.9 million for the same period last year.

•                  Operating income for the quarter was $52.9 million compared to $27.5 million for the second quarter of 2006.  Excluding $18.7 million of prior year acquisition and plant closure costs, operating income increased 14.5 percent.  Excluding these costs, operating income margin improved to 11.5 percent in the second quarter 2007, up from 10.6 percent in the second quarter 2006.

•                  Adjusted EBITDA improved by 10.8 percent to $78.0 million in the second quarter 2007, compared to $70.4 million in 2006, resulting in margins of 17.0 percent versus 16.2 percent in second quarter 2006.

•                  These results are primarily driven by higher pricing across all segments, as well as benefits of the synergy plan but were partially offset by lower volumes.

“We are very pleased with the results of our second quarter performance,” said Chairman, President and CEO Gregory E. Hyland. “We have executed our operating plans well in response to soft market conditions in residential construction.  As we await improvement in the current market environment, we will continue to adjust our operations accordingly, with an increased focus on managing working capital.”

Operating Results

The net sales increase of $24.8 million was primarily due to higher pricing.  During fiscal 2006, prices were increased in response to rising raw materials costs. Revenue also was positively impacted by a favorable U.S. Pipe product mix and the Fast Fabricators acquisition. These increases were partially offset by volume declines in water infrastructure products due to continued weakness in residential construction.

The year-over-year improvement in operating income and related margins was attributed to higher pricing, the reduction of fixed costs due to plant closures and improved U.S. Pipe product mix. These results were partially offset by lower volumes and increased raw material costs.

Adjusted EBITDA margin (see non-GAAP measures disclosure below) for the quarter ended March 31, 2007, expanded to 17.0 percent compared to 16.2 percent in the same period last year. This margin expansion occurred despite the decrease in volume in higher margin water infrastructure products, including iron gate valves and hydrants.

Synergy Implementation Plan

The Company continues to execute its synergy implementation plan ahead of schedule. The synergy plan is expected to achieve annual run-rate operating income improvements at the high end of the previously announced range of $40 to $50 million. Through March 31, 2007, the Company already has achieved annual run-rate synergy benefits of approximately $45 million.

Segment Results

Mueller Co. Segment

For the quarter, the Mueller Co. segment reported a net sales increase of 3.6 percent to $200.3 million compared to $193.3 million in the second quarter last year. Price increases implemented since January 2006 more than offset volume declines in iron gate valves, hydrants and brass service products during the quarter.

Operating income was $42.8 million compared to $39.2 million in last year’s second quarter.  Excluding the prior year acquisition-related inventory charges of $6.9 million, current period operating income decreased $3.3 million. Adjusted EBITDA was $55.8 million compared to $59.0 million last year. Operating income and Adjusted EBITDA performance was the result of volume declines in the higher margin iron gate valve and hydrant product lines. The current quarter also had incremental expenses, including $1.7 million primarily related to the closure of the James Jones facility and $0.8 million of certain administrative costs that, prior to being a stand-alone publicly traded company, were allocated to the Corporate segment.  Price increases continue to cover higher raw materials costs.

U.S. Pipe Segment

Net sales for the quarter increased 11.4 percent to $133.3 million compared to $119.7 million for the same period last year. Growth was driven primarily by higher selling prices and an improved product mix, partially offset by lower volumes. This quarter’s results also include net sales from the Fast Fabricators acquisition which closed on January 4, 2007.

U.S. Pipe operating income was $6.8 million, compared to a loss of $7.2 million in the prior year period, which included $6.7 million of closure costs related to the Chattanooga, Tenn., valve and hydrant plant.  Additionally, the 2006 period included $2.0 million of related party charges that Walter Industries allocated to the U.S. Pipe segment.  Subsequent to the spin from Walter Industries in December 2006, these services are performed by Mueller Water Products and are currently expensed in the Corporate segment.  Adjusted EBITDA was $13.0 million compared to $4.8 million in the same period last year.

Both operating income and Adjusted EBITDA margins expanded due to the greater sales of higher-margin products and lower fixed costs.

Anvil Segment

Anvil net sales improved 5.4 percent to $134.3 million compared to $127.4 million for the same period last year. Operating income was $13.6 million in the second quarter of 2007 and was $5.0 million in last year’s second quarter. Excluding the prior year acquisition-related inventory charges of $5.1 million, operating income increased $3.5 million. Adjusted EBITDA was $19.3 million compared to $16.0 million in the same period last year. These improvements were primarily due to increased pricing and volumes.

Interest Expense

Net interest expense for the current quarter was $21.1 million, down $9.0 million from the prior year period due to lower debt levels. During June 2006, the Company used net cash proceeds from the initial public offering to pay down debt.

Income Tax Rate

The effective income tax rate was 43.7 percent for the quarter and 42.2 percent for the six months ended March 31, 2007. The effective tax rate is higher than the statutory tax rate as a result of certain non-deductible expenses which primarily include non-deductible interest expense. The full year tax rate is expected to be approximately 42 percent.

Use of Non-GAAP Measures

Adjusted EBITDA represents income before depreciation, amortization, interest expense, interest income, income taxes, acquisition related adjustments such as the cost of the closure of the U.S. Pipe Chattanooga facility and adjustments made as a result of the acquisition to increase the manufactured cost of acquired inventory to fair value. The Company presents Adjusted EBITDA because we consider it an important supplemental measure of performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, substantially all of which present Adjusted EBITDA when reporting their results.

In addition, the credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants, such as interest coverage and debt incurrence.

A form of EBITDA also is widely used by the Company and others in its industry to evaluate and price potential acquisition candidates.

Adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations are:

Adjusted EBITDA does not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments. Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs.

Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on debt. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Adjusted EBITDA is a measure of performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP.

Conference Call Web cast

Mueller Water Products Chairman, President and CEO Gregory E. Hyland and members of the Company’s leadership team will discuss quarterly results and other general business matters on a conference call and live Web cast to be held on Wednesday, May 2, 2007, at 9 a.m. EDT. To listen to the event live or in archive, visit the Company Web site at www.muellerwaterproducts.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results in future periods of Mueller Water Products, Inc. to differ materially from forecasted results. Those risks include, among others, changes in customers’ demand for our products, changes in raw material pricing, labor, equipment and transportation costs, changes in customer orders, pricing actions by the Company’s competitors, changes in law, the inability to successfully integrate an acquired business, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in our filings with the Securities and Exchange Commission. Mueller Water Products assumes no duty to update its forward-looking statements as of any future date.

About Mueller Water Products

Mueller Water Products is a leading North American manufacturer and marketer of infrastructure and flow control products for use in water distribution networks and treatment facilities. Its broad product portfolio includes engineered valves, hydrants, pipe fittings and ductile iron pipe, which are used by municipalities, as well as the commercial and residential construction, oil and gas, HVAC and fire protection industries. With revenues of approximately $1.9 billion, the Company is comprised of three main operating segments: Mueller Co., U.S. Pipe and Anvil. Based in Atlanta, Georgia, the Company employs approximately 7,000 people. For more information about Mueller Water Products, please visit the Company’s Web site at www.muellerwaterproducts.com.

- MWA -

MUELLER WATER PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(dollars in millions)

	March 31,	September 30,
	2007	2006
Assets
Cash and cash equivalents	$69.2	$81.4
Receivables, net of allowance for doubtful accounts of $4.9 million and $4.8 million at March 31, 2007 and September 30, 2006, respectively	274.3	322.9
Inventories	510.8	454.6
Deferred income taxes	42.3	42.6
Prepaid expenses	35.7	33.7
Total current assets	932.3	935.2
Property, plant and equipment, net	343.7	337.0
Deferred financing fees and other long-term assets	13.7	16.8
Identifiable intangible assets, net	834.0	835.4
Goodwill	865.6	865.5
Total assets	$2,989.3	$2,989.9

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$8.9	$9.0
Accounts payable	115.4	129.9
Accrued expenses and other current liabilities	89.0	116.3
Total current liabilities	213.3	255.2
Long-term debt	1,119.5	1,118.3
Accrued pension liability, net	45.7	43.7
Accumulated postretirement benefits obligation	44.7	46.3
Deferred income taxes	284.1	278.5
Other long-term liabilties	20.9	20.9
Total liabilities	1,728.2	1,762.9

Common stock, $0.01 par value per share:
Class A - 400,000,000 shares authorized; 28,916,736 shares and 28,750,000 shares issued at March 31, 2007 and September 30, 2006, respectively	0.3	0.3
Class B - 200,000,000 shares authorized and 85,844,920 shares issued	0.8	0.8
Capital in excess of par value	1,418.7	1,417.5
Accumulated deficit	(138.1)	(173.0)
Accumulated other comprehensive loss	(20.6)	(18.6)
Total shareholders’ equity	1,261.1	1,227.0
Total liabilities and shareholders’ equity	$2,989.3	$2,989.9

MUELLER WATER PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months
	ended March 31,
	2007	2006
	(dollars in millions, except per share amounts)

Net sales	$459.7	$434.9
Cost of sales	341.9	340.3
Gross profit	117.8	94.6
Operating expenses:
Selling, general and administrative	64.9	60.8
Related party corporate charges	—	2.0
Facility rationalization, restructuring and related costs	—	4.3
Total operating expenses	64.9	67.1
Income from operations	52.9	27.5
Interest expense, net of interest income	21.1	30.1
Income (loss) before income taxes	31.8	(2.6)
Income tax expense (benefit)	13.9	(0.8)
Net income (loss)	$17.9	$(1.8)

Basic and diluted income (loss) per share	$0.16	$(0.02)
Basic shares	114,673,269	85,844,920
Diluted shares	115,179,475	85,844,920

	Six months
	ended March 31,
	2007	2006
	(dollars in millions, except per share amounts)

Net sales	$871.6	$915.3
Cost of sales	646.1	777.2
Gross profit	225.5	138.1
Operating expenses:
Selling, general and administrative	122.0	117.9
Related party corporate charges	1.6	3.8
Facility rationalization, restructuring and related costs	—	28.4
Total operating expenses	123.6	150.1
Income (loss) from operations	101.9	(12.0)
Interest expense, net of interest income	41.5	62.3
Income (loss) before income taxes	60.4	(74.3)
Income tax expense (benefit)	25.5	(23.7)
Net income (loss)	$34.9	$(50.6)

Basic and diluted income (loss) per share	$0.30	$(0.59)
Basic shares	114,644,133	85,844,920
Diluted shares	115,129,349	85,844,920

MUELLER WATER PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2007
(UNAUDITED)
(dollars in millions)

	Common Stock	Capital in Excess of Par Value	Accumulated Deficit	Comprehensive Income	Accumulated Other Comprehensive Loss	Total
Balance at September 30, 2006	$1.1	$1,417.5	$(173.0)	$—	$(18.6)	$1,227.0
Cash dividend paid, $0.0175 per share		(4.0)				(4.0)
Share-based compensation		5.2				5.2
Comprehensive income
Net income			34.9	34.9		34.9
Other comprehensive income, net of tax
Net unrealized losses on derivatives				(0.8)	(0.8)	(0.8)
Foreign currency translation adjustments				(1.2)	(1.2)	(1.2)
Comprehensive income				$32.9
Balance at March 31, 2007	$1.1	$1,418.7	$(138.1)		$(20.6)	$1,261.1

MUELLER WATER PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months
	ended March 31,
	2007	2006
	(dollars in millions)
OPERATING ACTIVITIES
Net income (loss)	$34.9	$(50.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	35.0	34.4
Amortization of intangibles	14.5	13.6
Amortization of deferred financing fees	1.3	2.5
Accretion on debt	5.4	6.6
Share-based compensation expense	5.2	0.3
Impairments of property, plant and equipment	—	21.3
Provision (credit) for deferred income taxes	6.6	(26.1)
Other, net	2.6	(0.8)
Changes in assets and liabilities, net of the effects of acquisitions:
Receivables	53.1	23.4
Inventories	(50.8)	62.1
Prepaid expenses and other assets	(1.5)	1.8
Accounts payable, accrued expenses and other current liabilities	(49.7)	(28.9)
Pension and other long-term liabilities	0.1	3.5
Net cash provided by operating activities	56.7	63.1
INVESTING ACTIVITIES
Additions to property, plant and equipment	(42.5)	(30.9)
Proceeds from sale of property, plant, and equipment
Acquisitions of businesses, net of cash acquired	(22.5)	(15.5)
Decrease in amounts due to Walter	—	(15.6)
Net cash used in investing activities	(65.0)	(62.0)
FINANCING ACTIVITIES
Increase in dollar value of bank checks outstanding	3.9	9.7
Proceeds from short-term borrowings	—	55.9
Retirement of short-term debt	—	(55.9)
Proceeds from long-term debt	—	1,050.0
Retirement of long-term debt	(4.3)	(617.9)
Payment of deferred financing fees	—	(21.6)
Dividend to shareholders	(4.0)	(444.5)
Dividend to Walter for acquisition costs	—	(12.0)
Walter contribution of Predecessor Mueller’s cash	—	76.3
Net cash (used in) provided by financing activities	(4.4)	40.0
Effect of exchange rates on cash	0.5	—
Net (decrease) increase in cash and cash equivalents	(12.2)	41.1
Cash and cash equivalents at beginning of period	81.4	—
Cash and cash equivalents at end of period	$69.2	$41.1

Schedule of non-cash investing and financing activities:

On October 3, 2005, the Company’s former parent, Walter Industries, purchased all the outstanding common stock of Predecessor Mueller.

(dollars in millions)
Contribution of Predecessor Mueller by Walter	$932.9
Less: Cash of Predecessor Mueller received	(76.3)
Total net assets received excluding cash	$856.6

Subsequent to the acquisition, Walter Industries forgave an intercompany receivable from U.S. Pipe of $443.6 million.

MUELLER WATER PRODUCTS, INC.
REPORTED GAAP RESULTS
(UNAUDITED)
(dollars in millions)

	Three months
	ended March 31,
	2007	2006
Net Sales
Mueller Co.	$200.3	$193.3
U.S. Pipe	133.3	119.7
Anvil	134.3	127.4
Consolidating Adjustments	(8.2)	(5.5)
Total	$459.7	$434.9

Operating Income (Loss)
Mueller Co.	$42.8	$39.2
U.S. Pipe	6.8	(7.2)
Anvil	13.6	5.0
Corporate	(10.3)	(8.9)
Consolidating Adjustments	—	(0.6)
Total	$52.9	$27.5

	Six months
	ended March 31,
	2007	2006
Net Sales
Mueller Co.	$367.4	$373.5
U.S. Pipe	250.7	290.8
Anvil	267.9	260.2
Consolidating Adjustments	(14.4)	(9.2)
Total	$871.6	$915.3

Operating Income (Loss)
Mueller Co.	$78.5	$35.4
U.S. Pipe	14.0	(35.0)
Anvil	26.6	3.5
Corporate	(17.2)	(15.3)
Consolidating Adjustments	—	(0.6)
Total	$101.9	$(12.0)

MUELLER WATER PRODUCTS, INC.
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(UNAUDITED)
(dollars in millions)

	Three months
	ended March 31,
	2007	2006
Reported Operating Income (Loss)
Mueller Co.	$42.8	$39.2
U.S. Pipe	6.8	(7.2)
Anvil	13.6	5.0
Corporate	(10.3)	(8.9)
Consolidating Eliminations	—	(0.6)
	$52.9	$27.5
Depreciation
Mueller Co.	$6.7	$6.6
U.S. Pipe	5.9	5.3
Anvil	4.9	5.2
Corporate	0.2	0.1
	$17.7	$17.2
Intangible Amortization
Mueller Co.	$6.3	$6.3
U.S. Pipe	0.3	—
Anvil	0.8	0.7
	$7.4	$7.0
Unusual Adjustments
Mueller Co. Inventory Step-Up	$—	$6.9
US Pipe Chattanooga Plant Closure Costs	—	6.7
Anvil Inventory Step-Up	—	5.1
	$—	$18.7
Adjusted EBITDA
Mueller Co.	$55.8	$59.0
U.S. Pipe	13.0	4.8
Anvil	19.3	16.0
Corporate	(10.1)	(8.8)
Consolidating Eliminations	—	(0.6)
	$78.0	$70.4

Reported operating income	$52.9	$27.5
Interest expense, net of interest income	21.1	30.1
Income tax expense (benefit)	13.9	(0.8)
Net income (loss)	$17.9	$(1.8)

MUELLER WATER PRODUCTS, INC.
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(UNAUDITED)
(dollars in millions)

	Six months ended March 31,
	2007	2006
Reported Operating Income (Loss)
Mueller Co.	$78.5	$35.4
U.S. Pipe	14.0	(35.0)
Anvil	26.6	3.5
Corporate	(17.2)	(15.3)
Consolidating Eliminations	—	(0.6)
	$101.9	$(12.0)
Depreciation
Mueller Co.	$13.2	$12.7
U.S. Pipe	11.4	11.6
Anvil	9.9	9.9
Corporate	0.5	0.2
	$35.0	$34.4
Intangible Amortization
Mueller Co.	$12.5	$12.2
U.S. Pipe	0.3	—
Anvil	1.7	1.4
	$14.5	$13.6
Unusual Adjustments
Mueller Co. Inventory Step-Up	$—	$53.1
US Pipe Chattanooga Plant Closure Costs	—	46.7
Anvil Inventory Step-Up	—	17.3
	$—	$117.1
Adjusted EBITDA
Mueller Co.	$104.2	$113.4
U.S. Pipe	25.7	23.3
Anvil	38.2	32.1
Corporate	(16.7)	(15.1)
Consolidating Eliminations	—	(0.6)
	$151.4	$153.1

Reported operating income (loss)	$101.9	$(12.0)
Interest expense, net of interest income	41.5	62.3
Income tax expense (benefit)	25.5	(23.7)
Net income (loss)	$34.9	$(50.6)

2

MUELLER WATER PRODUCTS, INC.
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(UNAUDITED)
(dollars in millions)

	Three months ended March 31,
	2007	2006
Adjusted EBITDA	$78.0	$70.4
Adjustments:
Depreciation	(17.7)	(17.2)
Amortization of intangibles	(7.4)	(7.0)
Closure of U.S. Pipe Chattanooga facility	—	(6.7)
Inventory step-up	—	(12.0)
Interest expense, net of interest income	21.1	30.1
Income tax expense (benefit)	13.9	(0.8)
Net income	$17.9	$(1.8)

	Six months ended March 31,
	2007	2006
Adjusted EBITDA	$151.4	$153.1
Adjustments:
Depreciation	(35.0)	(34.4)
Amortization of intangibles	(14.5)	(13.6)
Closure of U.S. Pipe Chattanooga facility	—	(46.7)
Inventory step-up	—	(70.4)
Interest expense, net of interest income	41.5	62.3
Income tax expense (benefit)	25.5	(23.7)
Net income	$34.9	$(50.6)

3